Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen New York AMT-Free Municipal Income
Fund
  f/k/a Nuveen Insured New York Tax-Free Advantage
    Municipal Fund

811-21211


Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR a copy of five additional
Statements Establishing and fixing the Rights and preferences of Preferred Shares, each of which is considered to be an amendment to the Funds Charter.